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                                  SCHEDULE 14A

                              INFORMATION STATEMENT

   CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [  ]
FILED BY A PARTY OTHER THAN THE REGISTRANT [X]

Check the appropriate box:

[ ]  Preliminary Consent Statement
[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Consent Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                           ARGUSS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      RONALD D. PIERCE AND KENNETH R. OLSEN
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:


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CONTACT:

Michael Brinn
Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
(212) 750-8253


                            ARGUSS SHAREHOLDER GROUP
                         CORRECTS LETTER TO SHAREHOLDERS
              AND URGES SHAREHOLDERS TO REPLACE BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE:

         NEW YORK, NEW YORK, January 8, 2001. Ronald D. Pierce and Kenneth R. Olsen, shareholders who own approximately 8.6% of Arguss Communications, Inc. (NYSE: ACX) (the "Company"), announced today that they are making a correction to their December 28, 2001 letter to the Company's shareholders in connection with their solicitation to replace the Company's current Board of Directors. The December 28 letter incorrectly set forth the percentage of the Company's net sales for the fiscal year ended December 31, 2000 represented by AT&T Broadband, Inc. and Charter Communications, Inc. The letter stated that the percentage was approximately 64% whereas the correct number is approximately 37%.

         Messrs. Pierce and Olsen continue to pursue their solicitation efforts. Mr. Pierce stated "I remain convinced that it is time for a change in management. We urge all Arguss shareholders to sign, date and return our GOLD consent card and not to sign any BLUE consent revocation card sent to them by management."

         Messrs. Pierce and Olsen filed a definitive consent statement (the "Consent Statement") with the Securities and Exchange Commission (the "Commission") on December 21, 2001. Please read the Consent Statement carefully because it contains important information concerning the consent solicitation. You may obtain a free copy of this press release, the letter described herein and the Consent Statement at the Commission's web site at http://www.sec.gov or from Innisfree M&A incorporated, at 501 Madison Avenue, New York, New York 10022, toll free telephone number: (888) 750-5834.